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Exhibit 99.1

Report of Independent Accountants

To the Supervisory Board and Shareholders of Schmalbach–Lubeca AG

        In our opinion, the accompanying combined balance sheets as of December 31, 2001 and December 31, 2000 and the related combined statements of income, cash flows and division equity for the 12 months ended December 31, 2001, the 4 months ended December 31, 2000, the 8 months ended August 31, 2000 and the 12 months ended December 31, 1999 present fairly, in all material respects, the financial position of the Beverage Can Division of Schmalbach-Lubeca AG as defined in Note 1 in conformity with International Accounting Standards. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The Beverage Can Division of Schmalbach-Lubeca AG has not operated as a separate entity. Accordingly, the basis of presentation as explained in the notes to the financial statements include the allocation of certain costs, that have been deemed to be incurred by the parent company on behalf of the beverage division. There can be no assurance that such cost allocations will be indicative of future results or indicative of costs that would have been incurred if it had been a separate stand alone entity.

        International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of combined net income expressed in Euros for the year ended December 31, 2001, four months ended December 31, 2000, eight months ended August 31, 2000, and year ended December 31, 1999 and the determination of combined divisional equity and combined financial position at December 31, 2001 and 2000. The extent of this impact as of and for the year ended December 31 2001, four months ended December 31, 2000, and eight months ended August 31, 2000 is summarised in Note 35 to the combined financial statements.

Düsseldorf, October 30, 2002
PwC Deutsche Revision
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Schwarzhof	ppa. Schmidt
Wirtschaftsprüfer	Wirtschaftsprüfer

Schmalbach–Lubeca

Beverage Cans

Combined Statements of Income

(in thousands of Euros)

	Note	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
Sales		953,101	869,184	289,825	579,359	764,271

Cost of Sales	2	(777,935)	(735,531)	(260,166)	(475,365)	(624,184)

Gross profit		175,166	133,653	29,659	103,994	140,087
Selling expenses	3	(26,955)	(19,036)	(6,573)	(12,463)	(20,861)

General and administrative expenses	4	(46,201)	(45,518)	(11,174)	(34,344)	(42,150)

Other operating income	5	44,560	30,573	895	29,678	85,899

Other operating expenses	6	(32,465)	(44,792)	(27,814)	(16,978)	(41,437)

Income from operating activities		114,105	54,880	(15,007)	69,887	121,538
Interest expense	7	(29,692)	(28,421)	(12,672)	(15,749)	(21,168)

Income/(loss) before income taxes and minority interests		84,413	26,459	(27,679)	54,138	100,370
Taxes on income	8	(23,158)	(8,948)	9,598	(18,546)	(16,495)

Income/(loss) before minority interests		61,255	17,511	(18,081)	35,592	83,875
Minority interests share of loss/(income)	9	276	(3,385)	(1,837)	(1,548)	(3,423)

Net income/(loss)		61,531	14,126	(19,918)	34,044	80,452

The accompanying notes are an integral part of these combined financial statements.

Schmalbach–Lubeca

Beverage Cans

Combined Balance Sheet

(in thousands of Euros)

	Note	31/12/01	31/12/00
Assets
Non-current assets
Property, plant and equipment	14	367,613	320,430

Goodwill and intangible assets	14	101,408	113,078

Shares in associated companies	17	6,825	6,852

Other financial assets	18	64,850	64,940

Deferred taxes	26	13,081	—

		553,777	505,300
Current assets
Other prepaid expenses	22	942	685

Inventories	19	97,498	92,081

Other receivables and assets	20	24,442	29,894

Accounts receivable, trade	20	73,891	63,531

Cash and cash equivalents	21	5,131	2,075

		201,904	188,266

Total Assets		755,681	693,566
Liabilities and Divisional Equity
Divisional equity
S-L AG investment in Beverage Can Product Group	23	4,742	(63,678)
Minority interests	9	20,555	23,450
Non-current liabilities
Liabilities due to banks	28	15,806	16,488

Deferred taxes	24/26	23,130	14,275

Pension reserves and accruals for similar obligations	24/25	248,321	247,658

Provisions	24/27	10,826	9,166

		298,083	287,587
Current liabilities
Accounts payable, trade	28	118,665	121,310

Accrued taxes	24/26	18,453	20,472

Liabilities due to banks	28	51,159	73,207

Liabilities due parent	28	173,950	157,428

Provisions	24/27	14,605	25,607

Other liabilities	28	54,628	40,267

Deferred income		841	7,916

		432,301	446,207

Total Liabilities and Divisional Equity		755,681	693,566

The accompanying notes are an integral part of these combined financial statements.

Schmalbach–Lubeca

Beverage Cans

Development of Divisional Equity

(in thousands of Euros)

Divisional Equity
As at December 31, 1998	(179,408)

Currency adjustments (Note 15)	6,646

Net income	80,452

As at December 31, 1999	(92,310)

Cumulative effect of adoption of IAS 39 on January 1, 2000	9,266

Currency adjustments (Note 15)	5,863

Net income	34,044

As at August 31, 2000	(43,137)

Currency adjustments (Note 15)	(623)

Net loss	(19,918)

As at December 31, 2000	(63,678)

Currency adjustments (Note 15)	6,889

Net income	61,531

As at December 31, 2001	4,742

The accompanying notes are an integral part of these combined financial statements.

Schmalbach–Lubeca

Beverage Cans

Combined Statements of Cash Flows

(in thousands of Euros)

			Note (34)	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/099
	Operations
	Net income/(loss)			61,531	14,126	(19,918)	34,044	80,452

	+	Depreciation and amortization		58,015	68,170	31,949	36,221	59,536

	–	(Reduction)/increase in accruals		(10,184)	(8,732)	51,649	(60,381)	(39,715)

	–	Other (income)/expense not affecting cash		(27,964)	9,752	(30,895)	40,647	1,199

	+	Reduction/(increase) in inventories, trade accounts receivable and other assets		22,373	(22,861)	41,782	(64,643)	37,689

	–	(Reduction)/increase in trade accounts payable and other liabilities		(29,441)	31,225	(22,151)	53,376	(20,067)

I.	Cash flow from operations			74,330	91,680	52,416	39,264	119,094
	Investing activities
	+	Proceeds from the disposal of fixed assets		—	2,465	2,465	—	—

	–	Expenditure on fixed assets		(30,139)	(47,886)	(15,737)	(32,149)	(52,094)

	–	Expenditure on intangible assets		—	(5,372)	—	(5,372)	(4,587)

	+	Proceeds from disposal of financial assets		—	11,393	5,595	5,798	—

	–	Expenditure on financial assets		—	—	—	—	(5,263)

	+	Proceeds from the sale of consolidated companies and other business units		26,108	—	—	—	—

	–	Expenditure for the acquisition of consolidated companies and other business units		(59,986)	(9,827)	(1,120)	(8,707)	(339)

	–	Other		1,028	579	(82)	661	292

II.	Cash flow from investing activities			(62,989)	(48,648)	(8,879)	(39,769)	(61,991)
	Financing activities
	–	Dividend payments to minority shareholders		(3,269)	(6,840)	(3,577)	(3,263)	—
	+	Increase/(decrease) in borrowing		(5,565)	(53,014)	(59,808)	6,794	(45,411)

III.	Cash flow from financing activities			(8,834)	(59,854)	(63,385)	3,531	(45,411)
	Funds available
	Changes in funds affecting payments			2,507	(16,822)	(19,848)	3,026	11,692

	+	Changes in funds resulting from exchange rates and valuations		549	1,227	194	1,033	867

	+	Funds at the beginning of the period		2,075	17,670	21,729	17,670	5,111

IV.	Funds at the end of the period			5,131	2,075	2,075	21,729	17,670

The accompanying notes are an integral part of these combined financial statements.

Schmalbach–Lubeca

Beverage Cans

Notes to the Combined Financial Statements

(1) Schmalbach–Lubeca Beverage Cans – Background

Schmalbach–Lubeca AG

        Schmalbach–Lubeca ("S-L AG") is established in the legal form of a German Aktiengesellschaft (AG) and is located in Ratingen, Germany. The company is registered in the commercial register of Dusseldorf, Germany. S-L AG is a subsidiary of AV Packaging GmbH, Munich ("AVP"), which holds 97.6% of the shares in S-L AG, with the remaining 2.4% of the shares held by external shareholders. Substantially all the shares in AVP are held by E.ON AG and Allianz Capital Partners GmbH, a subsidiary of Allianz AG. At December 31, 2001, S-L AG consisted of 8 German and 70 non-German fully consolidated companies, one associated company included at equity and one investment included at cost. S-L AG was comprised of three operating segments, PET containers, White Cap closures and Beverage cans. PET containers manufactures returnable and one-way PET bottles, preforms and tooling and moulds for injection moulding and stretch-blow moulding machines. White Cap closures manufactures plastic and composite closures for oxygen-sensitive, vacuum-packaged and aseptically vacuum-packaged food products and beverages. Beverage cans manufactures two-piece tinplate and aluminium beverage cans and ends ("Beverage Can Operations").

Divestments

        On May 8, 2002, S-L AG announced agreement for the sale of both the PET container and White Cap closures operations to the Australian packaging company Amcor Limited ("Amcor Transaction"). The transaction closed on July 1, 2002.

        On August 29, 2002, S-L AG announced agreement for the sale of the stock of S-L AG (the "Ball Transaction") to the American based packaging company Ball Corporation ("Ball"). Ball will be acquiring the German-based company for approximately EUR 922.3 million in cash plus assumption of S-L AG's pension liabilities, which, for purposes of establishing the purchase price, were valued at December 31, 2001 at approximately EUR 245 million, less the assumption of approximately EUR 16 million of debt. The final purchase price is subject to working capital and other post-closing adjustments. The transaction is expected to close in late 2002 or early 2003.

        Proceeds from the Amcor Transaction will be used to liquidate all debt, except the EUR 16 million of debt to be assumed by Ball. Any remaining proceeds will be distributed to AVP prior to the closing of the Ball Transaction. In addition, a reorganization of S-L AG will occur prior to the close of the Ball Transaction in order to remove certain other assets and liabilities that Ball is not acquiring, primarily a share investment in Impress Metal Packaging Holdings B.V, which is accounted for at cost.

        At the closing of the Ball Transaction, S-L AG will primarily consist of the Beverage Can Operations, the S-L AG corporate headquarters function and certain acquired assets and liabilities of S-L AG. At the closing, the Beverage Can Operations will consist of 10 can plants, 2 end facilities, and a technical center. These facilities are located in Germany, the United Kingdom, France, Netherlands, and Poland. An investment in China was sold in June 2002.

Basis of combination and presentation

        These combined financial statements include substantially all of the assets, liabilities, results of operations and cash flows attributable to the historical Beverage Can Operations of S-L AG in addition to the S-L AG corporate headquarters function allocated to the Beverage Can Operations and certain acquired assets and liabilities to be acquired of S-L AG (hereinafter referred to collectively as

"Beverage Cans"). The Beverage Can Operations constitute a single business segment based primarily in Europe. As such, no segment reporting is included in the Beverage Cans combined financial statements. Beverage Cans is not a separate legal entity and has not been separately financed. The combined financial statements are prepared on a historical cost basis, except as disclosed in the accounting policies below, from the books and records of the Beverage Can Operations and S-L AG. An eight-month and four-month stub period have been presented for 2000 because of the acquisition of S-L AG by AV Packaging more fully described in Note 35.

        The Beverage Cans combined financial statements have been prepared on the basis of established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies used by Beverage Cans and S-L AG as explained below. Beverage Cans combined financial statements are prepared in accordance with the International Accounting Standards (IAS) of the International Accounting Standards Board (IASB), taking into account the interpretations of the Standing Interpretations Committee (SIC). IAS differs in certain respects from generally accepted accounting principles (US GAAP) in the United States and certain other countries. Material differences between IAS and US GAAP that effect the Beverage Cans combined financial statements are discussed in Note 35 to the combined financial statements.

        The combined statement of income includes all items of revenue and income generated by the Beverage Can Operations and all items of expense directly incurred by it and expenses charged or allocated to it by S-L AG in the normal course of business. Certain S-L AG corporate expenses were allocated to the combined financial statements of Beverage Cans for the sole purpose of preparing the combined financial statements. The basis of allocation of S-L AG expenses, assets and liabilities is discussed in Summary of Significant Accounting Policies.

Summary of Significant Accounting Policies

Allocation of S-L AG Corporate assets, liabilities and expenses

        The Beverage Cans combined financial statements include an allocation of selected corporate assets and liabilities and expenses of S-L AG's corporate headquarters, including certain expenses recorded in S-L AG consolidation entries (referred to collectively as "Corporate").

Expense Allocations

        The Beverage Can Operations, as a part of Beverage Cans, receive the benefit of certain services rendered by S-L AG (the allocation of Interest and Taxes are discussed separately below). Costs incurred primarily include the costs of the headquarter function such as personnel costs, supplies, outside services and other costs related to the corporate, accounting, legal, treasury, tax, information services and purchasing functions. Where it is possible to specifically identify these costs as relating to the Beverage Can Operations, the costs are charged directly to Beverage Cans, at cost. Where it is possible to specifically identify costs related to the PET containers and White-Cap closure operations, the costs are charged directly to those operations and are therefore excluded from the Beverage Cans combined financial statements. Where it is not possible to specifically identify the costs as relating to Beverage Cans or the PET container and White-Cap closure operations, a portion of the total costs for these services are allocated, at cost, to Beverage Cans. The allocation process for these costs differs based on whether the costs relate to S-L AG operations within Germany, S-L AG operations outside Germany or S-L AG costs not specifically related to or specifically identifiable as German or non-German operations.

        The costs specifically identified as relating to the operations within Germany are allocated to all operating units (i.e., Beverage Can Operations, PET containers and White-Cap closures) based on their respective revenues within Germany relative to total consolidated S-L AG revenues within Germany. The costs specifically identified as relating to the operations outside of Germany are allocated to all operating units based upon their respective revenues outside of Germany relative to total consolidated S-L AG revenues outside of Germany. Finally, the costs that cannot be specifically identified as relating to German or non-German operations are allocated to all operating units based upon their respective revenues relative to total consolidated S-L AG revenues.

        These allocated costs are included in the appropriate line on the Beverage Cans combined statement of income according to the nature of the costs.

Interest Expense

        Interest expense is determined for the Beverage Cans combined financial statements based upon the level of debt assigned to Beverage Cans relative to the overall debt of consolidated S-L AG. The allocation of debt is discussed below. Interest related to debt held by, or directly-attributable to, the fully included subsidiaries that contain the Beverage Can Operations is retained in the Beverage Cans combined financial statements.

Taxes

        Beverage Cans' results have been historically included in the S-L AG, and subsidiary, applicable country and local tax returns that in some cases were filed in combined group returns, including the PET container and White Cap closure operations. The provision for income taxes, the related assets and liabilities and the disclosures in the footnotes for the Beverage Cans combined financial statements are presented and based upon a calculation of a standalone Beverage Cans tax provision on a separate return basis for each company in the Beverage Can Operations. There is also a tax provision based on the allocation of the Corporate costs assigned to Beverage Cans and the net income before taxes of the German beverage can plants and technical center owned by S-L AG.

Balance Sheet Allocations

        The assets and liabilities of Corporate are allocated to Beverage Cans in a manner consistent with the allocation of expenses. However, the pension obligations of S-L AG, excluding obligations for active participants related to the PET containers and White-Cap closure operations, have been included in the Beverage Cans combined financial statements consistent with the Share Sale and Transfer Agreement between Ball and AVP. The debt reflected in the combined financial statements of Beverage Cans consists of all debt directly attributable to the Beverage Can Operations and advances from S-L AG ("Advances"). Advances are provided or repaid for all periods based upon the net cash inflow or outflow of Beverage Cans in excess of the debt directly attributable to the Beverage Can Operations. Interest on Advances is recorded in Beverage Cans at a rate consistent with the average cost of third party debt, including in some periods related party debt, obtained by S-L AG.

        Management believes that the accounting judgments, estimations and allocations made in preparing these combined financial statements are reasonable under the circumstances; however, the costs allocated are not necessarily indicative of the costs that would have been incurred if Beverage Cans had incurred these costs and performed these functions as a standalone entity. There can be no assurances that such allocations will necessarily be indicative of future results or what the financial position and results of the operations of Beverage Cans would have been had it been a separate, standalone entity during the periods presented.

Principles of Combination

        These combined financial statements include the accounts of Beverage Cans after eliminating profits and losses on transactions within the Beverage Cans group. Fully combined in the balance sheet for Beverage Cans at December 31, 2001, are 4 German and 11 non-German subsidiaries, along with three operating plants and the technical center owned by S-L AG. The following table provides the consolidated subsidiaries included in the Beverage Cans combined financial statements, along with the ownership percentage and country of incorporation of each:

Name of Entity	Ownership Percentage	Country of Incorporation
Continental Can Europe Beteiligungsgesellschaft GmbH	100%	Germany
Schmalbach-Lubeca Getrankedosen GmbH	100%	Germany
Schmalbach-Lubeca Unterstutzungskasse GmbH	100%	Germany
Continental Can UK Holding Company Ltd.	100%	United Kingdom
Continental Can Company Ltd.	100%	United Kingdom
Continental Can Benelux B.V.	100%	Netherlands
Continental Can France S.A.S.	100%	France
Continental Can La Ciotat S.A.S.	100%	France
Continental Can Handelsgesellschaft GmbH	100%	Austria
Continental Can Polska Sp. z.o.o	100%	Poland
Continental Can Trading Sp. z.o.o	100%	Poland
Continental Can Europe Espana S.A. i.L	100%	Spain
Schmalbach-Lubeca South East Europe d.o.o	100%	Yugoslavia
Schmalbach-Lubeca Nederland B.V.	99.75%	Netherlands
Pacific Can Enterprises Company Limited	51%	British Virgin Islands

        The combined financial statements also fully include three dormant companies and four insignificant companies whose assets and liabilities are allocated to Beverage Cans. These seven companies will be transferred to an affiliate of AVP prior to closing of the Ball Transaction. Recal Organizacja Odzysku S.A. (Poland), a 50%-owned subsidiary, and North Pacific Can Co. (Dalian) Ltd. (China), a 25.5%-owned associate investment, are included in the Beverage Cans financial statements under the equity method of accounting.

        The combined financial statements include the consolidation of the subsidiaries specified above. Significant intercompany transactions are eliminated. The associate investments included under the equity method of accounting are 50% or less owned investments and Beverage Cans does not control, but exercises significant influence over, operating and financial affairs. Other investments that are less than 20% owned are carried at fair value, or historical cost if they are not traded on an active market and an alternative method of reasonably estimating fair value is inappropriate or unworkable.

        Subsidiaries are eliminated from the combined balance sheet when control ceases. Goodwill relating to the divested subsidiaries or parts of subsidiaries is taken into account as a disposal affecting net earnings.

        The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of an acquisition over the fair value of the net assets of the subsidiary acquired is recorded as goodwill.

Use of Estimates

        International accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. These estimates are based on historical experience and various other assumptions believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Revenue Recognition

        Sales of beverage cans and ends are recorded only when delivery has occurred and there is a transfer of risk and rewards of ownership, when persuasive evidence of a contract or arrangement exists and collectibility is reasonably assured. Reported sales result from the sale of goods to customers.

Inventories

        Inventories are valued at average acquisition or production cost. In the case of raw materials, lower replacement costs do not lead to devaluation if the contributions made as a result of further processing are large enough to guarantee net realizable values. Production cost includes not only the directly attributable costs (material and personnel) and special individual production costs (e.g. tooling and moulds) but also material and production overheads and depreciation on a pro rata basis on the assumption of normal capacity utilization levels. Costs of non-utilized capacities, administration costs, superannuating costs, fringe benefit costs and interest charges are recorded as a period cost. Finished goods are stated at lower of cost or net realizable value.

Foreign currency transactions and translation

        Receivables and liabilities to be settled in a currency other than a location's measurement currency are valued at the historical rate in the individual balance sheets. At year-end the valuation is carried out using the mean rate on the balance sheet date. Profits and losses from changes in the exchange rate between the date on which they are earned or incurred and the balance sheet date are taken into account affecting net earnings.

        In the profit and loss accounts, earnings and expenses in foreign currency are valued at the exchange rates applicable at the dates on which they are earned or incurred. The differences due to the translation of the equity capital at changed reporting date exchange rates are shown in the earned surplus and/or minority interests. In the profit and loss account, the earnings, the expenses, the net income/loss for the year and its appropriation are translated at the annual average market rate. The difference between translation at annual average market rates and the mean rate prevailing on the balance sheet date is charged to the earned surplus with no effect on net income. The subsidiaries included in Beverage Cans financial statements as a rule use the Euro as the measurement currency with the exception of subsidiaries in the United Kingdom, Czech Republic, China and Poland which use the British pound sterling, the Czech Koruna, Hong Kong dollar/China Reminbi and Polish Zloty, respectively, as the measurement currency.

        The main exchange rates on which combined financial statements are based are listed in the following table:

        Main exchange rates:

Currencies	For the 12 months ended 31/12/01	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
Mean rate on the balance sheet date:
1 EUR = GBP	0.6118	0.6241	0.6145	0.6218

1 EUR = PLN	3.5190	3.8498	3.9109	4.1587

1 EUR = USD	0.8904	0.9305	0.8936	1.0045

1 EUR = HKD	6.9432	7.2578	6.9695	7.8004

1 EUR = CZK	N/A	35.0470	35.3655	36.1031

Average annual rate:
1 EUR = GBP	0.6219	0.6109	0.6153	0.6587

1 EUR = PLN	3.6696	4.0216	4.0764	4.2258

1 EUR = USD	0.8960	0.9207	0.9463	1.0657

1 EUR = HKD	6.9881	7.2235	7.4446	8.2685

1 EUR = CZK	34.0685	35.7209	36.0590	36.9059

Research and development expenses

        Research costs are expensed as incurred. Development costs are reviewed to determine whether the conditions for capitalization required by IAS 38 are satisfied with regard to the uncertainty of the success until the product is launched on the market. Development efforts that are not carried out on the basis of an order placed by a customer do not as a rule meet these conditions and are expensed in the period incurred. No development costs have been capitalized in the periods presented in any of these combined financial statements.

Property, plant and equipment

        Property, plant and equipment is stated at acquisition or production cost less scheduled depreciation. The production costs of internally manufactured assets by the company itself include directly attributable individual costs and appropriate overheads excluding any financing costs.

        Property, plant and equipment are depreciated by the straight-line method. At each balance sheet date the management assesses whether there is any indication of impairment. When carrying amount of an asset is greater than its estimated recoverable amount the asset is written down immediately to its recoverable amount. Write-ups are made as the reasons for these unscheduled depreciation charges no longer apply. Fixed assets which are no longer used for operating purposes are posted as disposals in the fixed assets development schedule when sold or scrapped. The scheduled depreciable lives for tangible assets are based on the following estimates of their commercially useful lives:

Buildings	20 to 33 years
Machinery	6 to 12 years
Customer service equipment	6 to 10 years
Operational and office equipment	3 to 10 years
Motor vehicles	3 to 5 years

Goodwill and Intangibles

        Trademarks, patents, licenses and similar rights, and licenses to such rights, are recorded in the financial statements at acquisition or production cost and subsequently depreciated by the straight-line method over their commercially useful life. Goodwill is depreciated over 30 years on a straight-line basis. A useful life of 30 years has been assigned to goodwill due to the stability of the market for Beverage Cans' products, the slow rate of technological change in the industry and the fact that we expect the demand for Beverage Cans' existing products to continue to be strong. Intangibles and goodwill are annually evaluated for impairment or when events suggest that they may be impaired or may not be fully recoverable. Negative goodwill is being amortized over a period of 5 years.

Taxes on Income

        The positive and negative effects of taxes on income are taken into account in the combination affecting net income, and deferred taxes are included at the tax rate expected for the applicable company included in the combined financial statements. Deferred taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted income tax laws and tax rates. Deferred tax assets and operating tax loss carryforwards are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Derivative Financial Instruments

        Beverage Cans uses derivative financial instruments for the purpose of managing exposures to fluctuations in interest rates, foreign currency exchange rates and raw materials purchasing. The company uses mark-to-market accounting for all derivatives for the periods presented, as a clear assessment of the derivative to the hedged transaction has not been documented according to IAS 39.

Leases

        Beverage Cans has entered into various operating leases the payments under which are treated as rentals and charged to the profit and loss account on a straight-line basis over the lease terms.

Provisions

        Provisions are recognized when Beverage Cans has a present legal or constructive obligation as a result of past events when it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Where Beverage Cans expects a provision to be reimbursed, the reimbursement is recognized as an asset only when the reimbursement is virtually certain. Beverage Cans recognizes the estimated liability to replace products still under warranty at the balance sheet date. The provision is calculated based on historical experience of the level of replacements.

Employee Benefits

        Subsidiaries of Beverage Cans have various pension schemes in accordance with the local conditions and practices in the countries in which they operate. The schemes are generally funded through payments to insurance companies or trustee-administered funds as determined by periodic actuarial calculations.

        A defined benefit pension plan is a pension plan that defines an amount of pension benefit to be provided, usually as a function of one or more factors such as age, years of service or compensation. The liability in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date minus the fair value of plan assets, together with adjustments for actuarial gains/losses and past service cost. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by the estimated future cash outflows using interest rates of government securities that have terms to maturity approximating the terms of the related liability. Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and amendments to pension plans, if they exceed 10% of the total benefit obligations, are charged or credited to income over the average remaining service lives of the related employees. The transition obligation arising from the adoption of IAS is being amortized over five years.

Liabilities due to Banks

        Liabilities due to banks are recognized initially at the proceeds received, net of transactions costs incurred. Liabilites due to banks are subsequently stated at amortized costs using the effective yield method, any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statement over the period of the liability.

Explanatory notes to the profit and loss account

(2) Cost of sales

        The cost of sales comprises the costs of the products sold and the acquisition costs of trading stock. In accordance with IAS 2, it includes overheads, e.g. the costs of production management, planning, administration, plant security, environmental protection, utility supplies and waste disposal, in addition to the material and personnel costs which can be directly allocated, and impairment charges.

	For the 12 months Ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Material costs	511,213	451,792	159,870	291,922	349,592

Personnel expenses	86,839	82,513	28,664	53,849	79,367

Depreciation	47,759	48,437	17,337	31,100	51,803

Maintenance	52,176	53,477	19,066	34,411	44,075

Freight	37,162	35,782	10,152	25,630	29,057

Other expenses	42,786	63,530	25,077	38,453	70,290

	777,935	735,531	260,166	475,365	624,184

(3) Selling expenses

        The selling expenses include advertising costs, allowance for doubtful accounts receivable and logistics costs as well as the costs of the sales departments.

(4) General and administrative expenses

        The costs of management and initial and further training and administration costs such as data processing, purchasing, training and accounting, are included in the general and administrative expenses.

(5) Other operating income

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Reversal of Accruals	3,383	5,467	486	4,981	6,905

Disposal of fixed assets	3,048	7,086	374	6,712	41,346

Write-ups	20,000	—	—	—	—

Business interruption insurance payment	—	—	—	—	13,000

Exchange rate earnings	5,441	5,517	—	5,517	9,325

Others	12,688	12,503	35	12,468	15,323

	44,560	30,573	895	29,678	85,899

(6) Other operating expenses

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Restructuring expenses	(152)	(567)	(401)	(166)	(3,333)

Amortization of goodwill and intangibles	(5,453)	(15,950)	(12,497)	(3,453)	(5,024)

Loss on disposal of fixed assets	(60)	(145)	(145)	—	—

Research and development	(13,725)	(3,659)	(3,659)	(9,175)	(13,001)

Exchange rate losses	(8,480)	(7,697)	(7,697)	(1,906)	(12,226)

Others	(4,595)	(3,415)	(3,415)	(2,278)	(7,853)

	(32,465)	(27,814)	(27,814)	(16,978)	(41,437)

        The EUR 12.5 million of goodwill amortization for the four months ended December 31, 2000, includes the write-off of EUR 10.8 million related to the China investment. An impairment charge on the China goodwill was taken as the expected future discounted cash flows indicated that the goodwill had been impaired.

(7) Interest expense

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Interest income	1,771	1,346	449	897	1,267

(thereof from affiliated companies)	—	—	—	—	—

Interest expense	(18,083)	(16,387)	(8,661)	(7,726)	(9,437)

(thereof from affiliated companies)	(14,429)	(14,784)	(7,280)	(7,504)	(9,018)

Non cash income and expenses:
Interest included in the allocation to pension reserves	(13,380)	(13,380)	(4,460)	(8,920)	(12,998)

	(29,692)	(28,421)	(12,672)	(15,749)	(21,168)

(8) Taxes on income

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Actual taxes on income	(20,106)	(18,980)	6,254	(25,234)	(18,719)

Deferred taxes on income	(3,052)	10,032	3,344	6,688	2,224

	(23,158)	(8,948)	9,598	(18,546)	(16,495)

        Deferred taxes are calculated by applying the applicable country tax rates expected at the time when the taxes will be paid. The tax rate assumptions are based on the legal regulations in force or adopted on the balance sheet date.

        Deferred tax assets resulting from tax loss carry forwards are only recognized to the extent that it is probable future taxable profit will be available to offset the tax loss carry forwards.

	2001 EUR m	2001%	2000 EUR m	2000%	1999 EUR m	1999%
Income (loss) before income taxes and minority interests	84.4		26.5		100.4

Anticipated tax rate		39.0		39.0		43.0

Anticipated tax expenditure	32.9	100.0	10.3	100.0	43.2	100.0

Increase (decrease) in tax due to change in deferred tax assets not recognized	(7.8)	(23.7)	8.6	75.4	—	—

Reduction in tax due to tax holiday and tax-free income	(2.2)	(6.7)	(3.9)	(34.2)	(9.3)	(21.5)

Changes in tax due to non-tax-deductible expenses and (non-taxable income)	2.9	8.8	8.3	72.8	(17.4)	(40.3)

Decrease in tax due to subsidiary stock loss writedowns	—	—	(19.0)	(166.7)	—	—

Other tax effects	(2.6)	(7.9)	4.6	44.7	—	—

Actual tax expenditure	23.2	70.5	8.9	78.1	16.5	38.2

Actual tax rate in %		27.5%		33.6%		16.4%

        During the year ended December 31, 1999, Beverage Cans sold a portion of its share investment in one of its subsidiaries and recognized a capital gain. This capital gain was a non-taxable transaction in the province within which it was recorded, thus lowering income tax expense for the year ended December 31, 1999 by EUR 17.4 million.

(9) Profit/loss due to minority shareholders and development of minority interests

        Dividends to minority shareholders in 2001 and 2000 were annually EUR 3.3 million to minority shareholders (10% ownership) in a subsidiary (CCUK) of a Beverage Can subsidiary via a preferential dividend. These minority shareholders have a call option to purchase an additional 41% of CCUK at fair value (determined by discounted cash flow method) which is exercisable if CCUK does not make the preferential dividend payment for two consecutive years and there is no purchaser for the shares (10%) currently held by the minority shareholders at a purchase price equal to or greater than an agreed minimum sum. The Beverage Can subsidiary also has a call option, exercisable upon the exercise of the minority shareholders call option to repurchase at fair value, but no less than an agreed minimum sum, the shares (10%) currently held by the minority shareholders.

        The minority interest share of net income after taxes were comprised of minority interest in Beverage Cans operations in the United Kingdom and China.

        Minority interests on the balance sheet for 2000 and 2001 developed as follows (in thousands of Euros):

As at December 31, 1999	23,058

Accrued dividends	(2,216)

Currency adjustments	853

Net income	1,548

As at August 31, 2000	23,243

Accrued dividends	(1,108)

Currency adjustments	(522)

Net income	1,837

As at December 31, 2000	23,450

Accrued dividends	(3,324)

Currency adjustments	705

Net income	(276)

As at December 31, 2001	20,555

(10) Personnel expenses

        Total personnel expenses included in cost of sales, selling and general and administrative expenses were as follows:

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Wages and salaries	99,666	93,262	32,257	61,005	88,151

Social security and similar expenses	18,631	16,941	5,863	11,078	17,959

Pension expenses	5,495	3,719	1,324	2,395	2,903

	123,792	113,922	39,444	74,478	109,013

(11) Employees

        The average number of employees in 2001 was 2,566 (previous year 2,494).

(12) Total remuneration paid to members of the Supervisory Board and the Board of Management

        The total remuneration paid to the members of the Supervisory Board amounts to EUR 88,000, EUR 192,000 and EUR 177,418 and that to the members of the Board of Management of Schmalbach–Lubeca AG totals EUR 2,180,000, EUR 1,755,000 and EUR 1,661,700, in 2001, 2000 and 1999, respectively. Total provisions of EUR 16,425,000, EUR 16,509,000 and EUR 16,133,308, in 2001, 2000 and 1999, respectively, were recorded to cover pension commitments to former board members or directors and their surviving dependants. Pension payments totaled EUR 1,635,000, EUR 1,650,000 and EUR 1,580,404 in 2001, 2000 and 1999, respectively.

(13) Related Party Transactions

        All debt included in the accounts of Beverage Cans that has not been obtained from third party lenders has been provided by S-L AG, the owner of the Beverage Can Operations. S-L AG also provides various services to Beverage Cans, which are included in the results of operations of Beverage Cans as discussed in the Notes to the Financial Statements "Allocation of S-L AG Corporate assets, liabilities, and expenses." Additionally, Beverage Cans, through S-L AG, has entered into several insurance contracts with Allianz Versicherung and a power supply contract with E.ON Benelux, a subsidiary of E.ON. Both E.ON and Allianz are direct or indirect significant shareholders of AVP, the parent company of S-L AG. These contracts were concluded based on arm's length terms and normal conditions. There were no other business relations with affiliated companies and persons in the Beverage Cans group, significant shareholders or other related parties.

Explanatory notes to the balance sheet

(14) Fixed asset, goodwill and intangible assets

        The development of fixed assets, goodwill and intangible assets is shown below:

			2001 Opening Balance	Additions	Change in Consolidation— Additions	Disposals	Reclass and Transfers	Change in Consolidation— Disposals	Currency Diffs	2001 Ending Balance
			(in thousands of Euros)
I.	Intangible Assets Acquisition/manufacturing cost
	1.	Trademarks, patents, licenses, and similar rights and licenses to such rights	20,007	132	407	(38)	444	(116)	292	21,128

	2.	Goodwill	168,489	—	—	—	(28)	—	374	168,835

	3.	Negative Goodwill	—	(4,954)	—	—	—	—	—	(4,954)

	4.	Development costs/self-manufactured intangible assets	—	—	—	—	—	—	—	—

	5.	Advances paid on intangible assets	74	289	—	—	(57)	(15)	1	292

	Subtotal		188,570	(4,822)	407	(38)	359	(131)	667	185,301
	Provision for depreciation and write-downs
	1.	Trademarks, patents, licenses, and similar rights and licenses to such rights	11,779	2,009	374	(11)	52	(62)	209	14,350

	2.	Goodwill	63,713	6,015	—	—	—	—	61	69,789

	3.	Negative Goodwill	—	(246)	—	—	—	—	—	(246)

	4.	Development costs/self-manufactured intangible assets	—	—	—	—	—	—	—	—
	5.	Advances paid on intangible assets	—	—	—	—	—	—	—	—

	Subtotal		75,492	7,778	374	(11)	52	(62)	270	83,893
	Net book value
	1.	Trademarks, patents, licenses, and similar rights and licenses to such rights	8,228	(1,877)	33	(27)	392	(54)	83	6,778

	2.	Goodwill	104,776	(6,015)	—	—	(28)	—	313	99,046

	3.	Negative Goodwill	—	(4,708)	—	—	—	—	—	(4,708)

	4.	Development costs/self-manufactured intangible assets	—	—	—	—	—	—	—	—

	5.	Advances paid on intangible assets	74	289	—	—	(57)	(15)	1	292

	Total intangible assets		113,078	(12,311)	33	(27)	307	(69)	397	101,408

II.	Property, plant and equipment Acquisition/manufacturing cost
	1.	Land, leasehold rights and buildings including buildings on non-owned land	115,238	3,085	32,183	(142)	2,178	(8,654)	1,824	145,712

	2.	Technical equipment, plant and machinery	635,844	10,443	72,407	(1,350)	10,965	(16,420)	8,902	720,791

	3.	Other equipment, operational and office equipment	52,648	1,786	2,661	(757)	4,351	(1,007)	615	60,297

	4.	Advance payments and construction in progress	18,516	14,825	342	(117)	(17,643)	(176)	318	16,065

	Subtotal		822,246	30,139	107,593	(2,366)	(149)	(26,257)	11,659	942,865
	Provision for depreciation and write-downs
	1.	Land, leasehold rights and buildings including buildings on non-owned land	48,399	3,207	7,568	—	(1,096)	(2,884)	423	55,617

	2.	Technical equipment, plant and machinery	409,141	41,789	36,976	(1,271)	(13,194)	(4,025)	4,340	473,756

	3.	Other equipment, operational and office office equipment	40,571	6,356	2,205	(748)	(1,981)	(962)	438	45,879

	4.	Advance payments and construction in progress	3,705	(1,115)	—	—	(2,590)	—	—	—

	Subtotal		501,816	50,237	46,749	(2,019)	(18,861)	(7,871)	5,201	575,252
	Net book value
	1.	Land, leasehold rights and buildings including buildings on non-owed land	66,839	(122)	24,615	(142)	3,274	(5,770)	1,401	90,095

	2.	Technical equipment, plant and machinery	226,703	(31,346)	35,431	(79)	24,159	(12,395)	4,562	247,035

	3.	Other equipment, operational and office equipment	12,077	(4,570)	456	(9)	6,332	(45)	177	14,418

	4.	Advance payments and construction in progress	14,811	15,940	342	(117)	(15,053)	(176)	318	16,065

	Total property, plant and equipment		320,430	(20,098)	60,844	(347)	18,712	(18,386)	6,458	367,613

			2000 Opening Balance	Additions	Change in Consolidation— Additions	Disposals	Reclass and Transfers	Change in Consolidation— Disposals	Currency Diffs	2000 Ending Balance
			(in thousands of Euros)
I.	Intangible Assets Acquisition/manufacturing cost
	1.	Trademarks, patents, licenses, and similar rights and licenses to such rights	12,737	3,205	1,164	(36)	2,955	(94)	76	20,007

	2.	Goodwill	173,740	(2)	6,448	(5,778)	(5,873)	—	(46)	168,489

	3.	Negative Goodwill	(14)	—	—	—	14	—	—	—

	4.	Development costs/self-manufactured intangible assets	18	—	—	—	(18)	—	—	—

	5.	Advances paid on intangible assets	168	129	—	(166)	(57)	—	—	74

	Subtotal		186,649	3,332	7,612	(5,980)	(2,979)	(94)	30	188,570
	Provision for depreciation and write-downs
	1.	Trademarks, patents, licenses, and similar rights and licenses to such Rights	10,149	735	291	(2)	608	(97)	95	11,779

	2.	Goodwill	58,935	16,039	—	(5,325)	(5,901)	—	(35)	63,713

	3.	Negative Goodwill	—	—	—	—	—	—	—	—

	4.	Development costs/self-manufactured intangible assets	8	—	—	28	(37)	—	1	—

	5.	Advances paid on intangible assets	—	—	—	—	—	—	—	—

	Subtotal		69,092	16,774	291	(5,299)	(5,330)	(97)	61	75,492
	Net book value
	1.	Trademarks, patents, licenses, and similar rights and licenses to such Rights	2,588	2,470	873	(34)	2,347	3	(19)	8,228

	2.	Goodwill	114,805	(16,041)	6,448	(453)	28	—	(11)	104,776

	3.	Negative Goodwill	(14)	—	—	—	14	—	—	—

	4.	Development costs/self-manufactured intangible assets	10	—	—	(28)	19	—	(1)	—

	5.	Advances paid on intangible assets	168	129	—	(166)	(57)	—	—	74

	Total intangible assets		117,557	(13,442)	7,321	(681)	2,351	3	(31)	113,078

II.	Property, plant and equipment Acquisition/manufacturing cost
	1.	Land, leasehold rights and buildings including buildings on non-owned land	110,577	212	5,339	(931)	(497)	(23)	561	115,238

	2.	Technical equipment, plant and machinery	595,794	20,617	17,533	(4,782)	22,170	(17,397)	1,909	635,844

	3.	Other equipment, operational and office equipment	49,753	2,551	1,204	(1,899)	1,676	(682)	45	52,648

	4.	Advance payments and construction in Progress	13,912	24,506	—	943	(26,439)	5,561	33	18,516

	Subtotal		770,036	47,886	24,076	(6,669)	(3,090)	(12,541)	2,548	822,246
	Provision for depreciation and write-downs
	1.	Land, leasehold rights and buildings including buildings on non-owned land	43,229	4,126	991	(187)	243	(21)	18	48,399

	2.	Technical equipment, plant and machinery	363,160	42,648	6,818	(3,523)	11,840	(11,907)	108	409,144

	3.	Other equipment, operational and office equipment	33,727	4,609	946	(1,631)	3,593	(697)	21	40,568

	4.	Advance payments and construction in progress	(1,136)	13	—	1,137	3,691	—	—	3,705

	Subtotal		438,980	51,396	8,755	(4,204)	19,367	(12,625)	147	501,816
	Net book value
	1.	Land, leasehold rights and buildings Including buildings on non-owned land	67,348	(3,914)	4,348	(744)	(740)	(2)	543	66,839

	2.	Technical equipment, plant and machinery	232,634	(22,031)	10,715	(1,259)	10,330	(5,490)	1,801	226,700

	3.	Other equipment, operational and office equipment	16,026	(2,058)	258	(268)	(1,917)	15	24	12,080

	4.	Advance payments and construction in progress	15,048	24,493	—	(194)	(30,130)	5,561	33	14,811

	Total property, plant and equipment		331,056	(3,510)	15,321	(2,465)	(22,457)	84	2,401	320,430

        In December 2000, it was determined that an impairment charge of EUR 20 million was required for certain operating assets with a carrying value of EUR 23.1 million as the discounted cash flows for the respective assets indicated an impairment had been incurred. The impairment loss is included in cost of sales in the income statement. The recoverable amount of the assets, primarily plant, equipment and machinery, was determined on the basis of its value using a discount rate of approximately 6.0%.

        In the fourth quarter of 2001, events occurred, primarily related to the disposition of the Czech plant described in Note 16, which increased the expected future cash flows of these operating assets such that a restoration of the full amount of EUR 20 million impairment loss was required and recorded in December 2001. The reversal of the impairment loss is included in other operating income in the income statement.

        Intangibles include trademark, patents, licenses and similar rights and data processing software. The additions are primarily due to the installation of the SAP R/3 software at the Beverage Cans facilities.

(15) Currency adjustments in divisional equity

Currency adjustments (in thousands of Euros)	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00
Changes from the translation of foreign financial statements into EUR	6,889	5,240	(623)	5,863

(16) Acquisitions and divestitures

        In 2000, Rexam PLC ("Rexam"), a competitor in Europe, purchased the beverage can business of American National Can including operations in Europe. Antitrust considerations in Europe mandated Rexam to divest itself of certain of its plants, including some of the acquired plants. Effective October 1, 2001, Beverage Cans acquired for approximately EUR 34.5 million 100% of the shares in Continental Can La Ciotat S.A.S., France. Liquid funds of EUR 4.1 million were acquired in this transaction. The fair market value of the La Ciotat assets exceeded the purchase price resulting in negative goodwill of EUR 4.9 million. The net assets of La Ciotat S.A.S. at the date of acquisition amounted to EUR 39.4 million comprising of EUR 79.7 million assets and EUR 40.3 million liabilities. Beverage Cans also acquired from Rexam for approximately EUR 25.6 million the net assets of a plant located in Runcorn, United Kingdom. The net assets of the plant in Runcorn at the date of acquisition amounted to EUR 25.6 million. Both of these transactions were accounted for as purchase business combinations. Concurrently, the shares in Schmalbach–Lubeca Czech Republic s.r.o. were sold to Rexam for approximately EUR 25.6 million and resulted in a loss of EUR 0.2 million. The net assets of Schmalbach–Lubeca Czech Republic s.r.o. were EUR 25.8 million at the date of the disposal and were comprised of EUR 26.1 million in assets and EUR 0.3 million in liabilities. Due to the sale of Schmalbach–Lubeca Czech Republic s.r.o., significant production volumes have been allocated to Beverage Cans' Netherlands operations, leading to improved, positive cash flows for that operation. These acquisition activities resulted in assets of EUR 100.3 million and liabilities of EUR 42.1 million at December 31, 2001 and revenues and net income of EUR 38.6 million and EUR 0.9 million, respectively, for the twelve months ended December 31, 2001.

(17) Shares in associated companies

        The shares in associated companies relate to the 25.5% interest in Dalian North Pacific Can Co. Ltd. Dalian, China, which are accounted for using the equity method and a 50% investment in Recal Organizacja Odzysku S.A., over which the Company does exercise a significant level of influence, both of which are included in the Beverage Cans financial statements under the equity method of accounting.

(18) Other financial assets

        The main non-consolidated holding is Impress Metal Packaging Holdings B.V., Deventer ("Impress"), at EUR 27.7 million which is accounted for at cost. Fair value cannot be reliably measured, as there is no quoted market price and there are no other methods of reasonably estimating the fair value. The loans to companies in which an interest is held contain a subordinate non-terminable loan to Impress totaling EUR 35.8 million, which will be paid out upon the sale of the majority shareholding in Impress, upon liquidation of the company or at the latest after ten years. Annual interest rate amounts to 6%. In the event that Impress is offered or traded on the stock exchange, the loan can be converted into a shareholding. The option to convert the loan to Impress into a shareholding has been assigned no value in the Beverage Cans financial statements as the chance of a public offering of Impress is considered remote before the end of the ten-year period (four years remaining).

        The holding in Impress and the holdings of S-L AG and its subsidiaries in certain recycling companies are carried at fair value, or historical cost if they are not traded on an active market and an alternative method of reasonably estimating fair value is inappropriate or unworkable. The same applies to the loan made to Impress B.V.

        The other loans fundamentally concern loans to customers and staff, for which no market values can be readily determined. These loans are therefore valued at acquisition cost, and in the case of low-interest or interest-free loans, at net present value.

        The financial assets declared are fundamentally to be classified as available for sale.

(19) Inventories

        Inventories are valued at average acquisition or production cost. In the case of raw materials, lower replacement costs do not lead to devaluation if the contributions made as a result of further processing are large enough to guarantee net realizable values.

        Inventories were comprised of:

	31/12/01 EUR 000s	31/12/00 EUR 000s
Raw materials and supplies	41,875	49,329

Work in progress	843	1,119

Finished goods	54,776	41,629

Advance payments	4	4

	97,498	92,081

        Neither in the current year nor in the previous year were there security for debt restrictions on the right of disposal/assignment of inventories.

        EUR 6.8 million of the inventories declared as at 31.12.2001 are carried at their lower realizable values rather than at their acquisition or production cost (previous year EUR 4.1 million). There was no income from write-ups of inventory recognized in 2001, 2000 or 1999.

(20) Trade Accounts Receivable and Other Receivables and Assets

        Receivables and other assets are valued at historical cost which approximates market value because of their short-term nature. An estimate is made for doubtful receivables based on a review of all outstanding amounts at the year end. Bad debts are written-off when identified.

        The receivables amounted to:

	31/12/01 Total EUR 000s	31/12/00 Total EUR 000s
Trade accounts receivable	73,891	63,531

Receivables from affiliated companies	55	—

Interest receivables	11,013	8,364

Other assets	13,374	21,530

Total other receivables and assets	24,442	29,894

Total	98,333	93,425

        Interest receivables fundamentally comprise interest due from the loan to Impress Metal Packaging Holdings B.V., Deventer.

        The other assets are essentially composed of other receivables totaling EUR 13.4 million (previous year EUR 21.3 million) from customers and suppliers resulting from projects and suppliers. Furthermore, capitalized premiums on derivatives (options) of EUR 0.7 million (previous year EUR 1.3 million) are also reported here. The status of the cumulative allowance for bad debts was EUR 6.1 million (previous year EUR 4.3 million). The status of the cumulative allowance for other assets was EUR 1.1 million (previous year EUR 1.2 million).

        Beverage Cans sells a portion of its trade accounts receivable to special purpose entities as part of an ABS (asset backed securitization) programme, which does not qualify as an off-balance sheet financing. As a result, the receivables sold under this program are included in trade accounts receivable and the related liability to the special purpose entity is included in liabilities due to banks. The outstanding amount of accounts receivable sold under this programme and included in trade accounts receivable were EUR 33.1 million at December 31, 2001 (previous year EUR 17.3 million).

        Details of the exchange rate risk are presented in Note 30.

(21) Cash and cash equivalents

	31/12/01 EUR 000s	31/12/00 EUR 000s
Securities	388	—

Cash at banks, cheques, cash in hand	4,743	2,075

	5,131	2,075

(22) Other prepaid expenses

	31/12/01 EUR 000s	31/12/00 EUR 000s
Other prepaid expenses	942	685

        Information on deferred taxes is presented in Note 26.

(23) Divisional equity

        The individual components of the divisional equity and its development in the years 2000 and 2001 are shown in the Development of Divisional Equity.

(24) Development of provisions

Provisions/accruals in EUR 000's	12/2000	Additions	Interest	Utilization	Reversal	Change in Consolidated Companies	Exchange rate diff.	12/2001
Pensions	(247,658)	(18,819)	—	17,520	5	636	(5)	(248,321)

Taxes, actual	(20,472)	(20,106)	—	22,125	—	—	—	(18,453)
Taxes, deferred	(14,275)	(8,855)	—	—	—	—	—	(23,130)

Total taxes	(34,747)	(28,961)	—	22,125	—	—	—	(41,583)
Warranty obligations	(1,223)	(1,533)	—	868	—	4	—	(1,884)

Contract losses <1 year	(3,692)	(1,172)	—	2,040	1,049	—	(2)	(1,777)
Contract losses >1 year	28	(326)	—	—	—	—	(5)	(303)

Restructuring programmes <1 year	(2,445)	(1,463)	—	1,579	269	607	(11)	(1,464)
Restructuring programmes >1 year	(259)	(1,496)	—	279	—	(19)	—	(1,495)

Others <1 year	(18,247)	(540)	—	6,068	1,372	1,936	(69)	(9,480)
Others >1 year	(8,935)	(554)	—	110	555	(204)	—	(9,028)

Total other provisions	(34,773)	(7,084)	—	10,944	3,245	2,324	(87)	(25,431)

Total provisions/accruals	(317,178)	(54,864)	—	50,589	3,250	2,960	(92)	(315,335)

Provisions/accruals in EUR 000's	12/1999	Additions	Interest	Utilization	Reversal	Change in Consolidated Companies	Exchange Rate diff.	12/2000
Pensions	(248,770)	(13,773)	—	14,850	44	—	(9)	(247,658)

Taxes, actual	(8,378)	(18,980)	—	6,886	—	—	—	(20,472)
Taxes, deferred	(28,214)	13,939	—	—	—	—	—	(14,275)

Total taxes	(36,592)	(5,041)	—	6,886	—	—	—	(34,747)
Warranty obligations	(1,385)	(5,134)	—	5,284	12	—	—	(1,223)

Contract losses <1 year	(6,747)	(8,237)	—	8,751	2,553	—	(12)	(3,692)
Contract losses >1 year	(6)	(1,714)	—	348	1,401	—	(1)	28

Restructuring programmes <1 year	(3,615)	(860)	—	1,995	3	38	(6)	(2,445)
Restructuring programmes >1 year	(933)	(167)	—	876	5	(40)	—	(259)

Others <1 year	(26,418)	(1,645)	—	9,011	897	(29)	(63)	(18,247)
Others >1 year	(9,024)	(467)	—	542	—	15	(1)	(8,935)

Total other provisions	(48,128)	(18,224)	—	26,807	4,871	(16)	(83)	(34,773)

Total provisions/accruals	(333,490)	(37,038)	—	48,543	4,915	(16)	(92)	(317,178)

(25) Pension liabilities and other employee benefits

        The pensions and similar obligations can be broken down as follows:

	31/12/01 EUR 000s	31/12/00 EUR 000s
Pension liabilities	245,744	246,845

Accruals for other similar obligations	2,577	813

	248,321	247,658

        The pension liabilities are calculated in accordance with IAS 19 (revised in 2000) on the basis of the projected unit credit method for acquired pension rights, taking future changes in wage, salary and pension payments to pensioners.

        S-L AG and the British subsidiaries have different pension schemes that can be summarized as follows:

  (a)
  All employees have a pension entitlement from the date on which they join the company, once they have completed a minimum period of service of 5 to 10 years (in other cases, no minimum service period is stipulated).

  (b)
  The employee is generally entitled to a pension when he or she retires. In Germany the pension is determined by calculating 0.3 to 0.5% of the assessment basis, which corresponds to the salary/wage that is subject to social security contributions. A rate of 0.66 to 1.0% applies in the case of remuneration that exceeds the assessment basis.

  (c)
  In Germany, there is a contractual promise to increase the pension payments by 1% each year, with the statutory inflation compensation being offset against the increase.

  (d)
  There are also rules for retirement before the age of 63 or in the case of disability as well as for widows' and surviving dependants' pensions and for specific limited groups of people, some of them relating to closed pension schemes that no longer accept new members.

  (e)
  The UK pension scheme is based on the system that they are fed by contributions from the employee and the company amounting to 4% and 9.7% of pensionable earnings and that pension entitlements are granted which amount to 1.67% of the final pensionable earnings for each year of participation in the scheme. From his or her fortieth birthday onwards, the beneficiary has the right to increase this to 2% by increasing his/her contribution to 5%.

        The net periodic pension cost, which consists of the current service cost and the interest costs incurred to increase the pension liability, are determined from the scheduled development of the liabilities for pension entitlements. Differences from the defined benefit obligation (DBO) of these liabilities that exceed 10% of the net present value are distributed over the average remaining service time of the beneficiaries.

        The defined benefit plans are financed mainly by the scheduled accumulation of pension accruals at S-L AG. Payments are made to capital funds in the United Kingdom and the Netherlands. Provision is therefore only made for obligations in the balance sheet if the current value of the capital fund is lower than the pension obligations.

        The actuarial assumptions on which the pension accrual calculation was based were:

	2001		2000		1999
Percent
	D	GB	D	GB	D	GB
Interest rate	6.0	5.75	6.25	5.75	6.0	5.75

Wage/salary trend (including promotion effects)	3.0	4.0	2.75	4.0	3.00	4.0

Expected yield on the money invested in the funds	—	7.0	—	7.0	—	7.0

Cost trend for medical care	—	—	—	—	—	—

        The Heubeck mortality tables of 1998 were used as the biometric basis for the German companies both for the 2001 annual accounts and the previous year's figures.

        The pension reserves developed as follows on the basis of the planning assumptions:

	2001 Funds with a deficit EUR 000s	2000 Funds with a deficit EUR 000s
Pension obligations—unfunded	(245,247)	(246,899)

Pension obligations—funded	(74,672)	(69,070)

Plan assets	59,347	64,126

	(15,325)	(4,944)
Unrealized actuarial gains	14,828	4,998
Less:
Prepaid expenses	—	54

Additional pension obligation	(497)	—

Pension liabilities in the balance sheet	(245,744)	(246,845)

Factors influencing the Pension liabilities (without accruals for similar obligations)	For the 12 months ended 31/12/01 EUR 000s	For the 12 months ended 31/12/00 EUR 000s	For the 4 months ended 31/12/00 EUR 000s	For the 8 months ended 31/08/00 EUR 000s
Liabilities as at beginning of period	(246,845)	(248,227)	(248,127)	(248,227)

Exchange rate changes	(5)	9	19	(10)

Net periodic pension cost	(18,863)	(17,099)	(5,784)	(11,315)

Payments into the funds and to retirees	19,969	18,472	7,047	11,425

Liabilities as at end of period	(245,744)	(246,845)	(246,845)	(248,127)

        The expenditure for the pension schemes was as follows:

	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00	For the 12 months ended 31/12/99
	(in thousands of Euros)
Current service cost	9,845	8,682	3,132	5,550	7,210

Interest expenses	13,395	13,380	4,460	8,920	12,998

Expected return on plan assets	(4,569)	(5,157)	(1,873)	(3,284)	(4,488)

Actuarial amortization amounts:
Amortization of transition obligation	192	194	65	129	181

Past service cost	—	—	—	—	—

Total expenditure for the pension schemes	18,863	17,099	5,784	11,315	15,901

        The actual return on plan assets amounted to a loss of EUR 4.0 million (previous year loss of EUR 4.7 million) as a result of declining stock exchange prices.

        There were no expenses or income due to changes in the planned commitments. These entitlements are secured exclusively by the formation of accruals rather than by payments into funds.

        The direct pension commitments and the other obligations similar to pensions are determined by independent experts on an actuarial basis.

(26) Accruals for taxes

        The accruals for actual taxes relate primarily to commitments from 2001 and earlier business years. The actual tax expenses determined are modified by making adjustments for deferred taxes in accordance with IAS 12. Taxable temporary differences are differences which result in amounts that are taxable in determining taxable profit in future periods when the carrying amount of the asset or liability is recovered or settled. Deferred tax items are also created for tax-deductible losses which will probably be able to be carried forward, and for consolidations affecting net income. The allocations are made on the basis of the future tax charges or relief. Tax charges and tax relief are offset against each other on a country by country basis if the relevant receivables and payables can also be offset against each other. A tax rate of 39% applied to German companies in the current business year (previous year 39%), and the relevant tax rates in the countries concerned (between 28% and 40%) continued to be applied to foreign companies.

        The movement on the deferred income tax accounts is as follows:

	For 12 Months ended 31/12/01 EUR 000s	For 12 Months ended 31/12/00 EUR 000s	For 4 Months ended 31/12/00 EUR 000s	For 8 Months ended 30/8/00 EUR 000's
Balance at beginning of year	(14,275)	(25,185)	(18,497)	(25,185)

Acquisitions	6,765	878	878	—

Deferred tax expense/(benefit) in income statement	(3,052)	10,032	3,344	6,688

Deferred tax charged to equity	513	—	—	—

Balance at end of year	(10,049)	(14,275)	(14,275)	(18,497)

        The deferred tax adjustments are causally attributable to the following items in the balance sheet:

	31/12/01 EUR 000s	31/12/00 EUR 000s
Accrual for deferred taxes
Tax free reserves	(296)	(282)

Intangible assets	—	—

Property, plant and equipment	(46,072)	(45,865)

Financial assets	—	(431)

Inventories	(528)	(264)

Other items	—	—

Netting miscellaneous deferred taxes (assets/liabilities)	23,766	32,567

	(23,130)	(14,275)
Deferred tax assets
Pension reserves	11,957	14,002

Other accruals	4,430	4,669

Other items	8,883	422

Financial assets	4,120	—

Tax credits	—	—

Credit from tax-deductible losses carried forward	7,457	13,474

Netting of miscellaneous deferred taxes (assets/liabilities)	(23,766)	(32,567)

	13,081	—

Total deferred taxes	(10,049)	(14,275)

        Deferred tax assets on tax-deductible losses carried forward or other tax credits are only recorded if utilization is probable. Tax-deductible losses carried forward were EUR 21.3 million for the year ended December 31, 2001 (previous year EUR 35.9 million).

        At December 31, 2001, there are offsetting options from tax-deductible losses carried forward amounting to EUR 6.3 million (previous year EUR 5.6 million) for which no deferred tax credits were stated due to the related uncertainties. These loss carry forwards have an unlimited carry forward period.

        No deferred tax accruals for future charges in the form of withholding or other taxes have been made in relation to the undistributed profits of foreign subsidiaries, because these amounts will be reinvested permanently. It is not practicable to estimate the additional taxes that might become payable upon the eventual remittance of the foreign earnings for which no provision has been made.

(27) Other provisions

        Accruals were formed for individual warranty obligations. For the other sales, an accrual was formed at an average percentage rate to cover the general warranty risk based on experience from previous years. There are no major individual risks.

        The accruals for contract losses include EUR 2.1 million for other contractual risks including derivatives (EUR 2.0 million in prior year). The accruals for restructuring programs include EUR 3.6 million for personnel programs and early retirement programs (EUR 2.7 million in prior year). The other accruals cover a large number of different risks. The major individual items included are accruals for personnel costs of EUR 1.1 million (prior year of EUR 1.1 million), accruals for various contractual risks of EUR 1.9 million (EUR 6.1 million in prior year) and a EUR 6.5 million accrual for risks associated with a previously owned company (EUR 6.5 million in prior year).

(28) Liabilities due to banks and other

        The liabilities are declared at repayment value which represents the fair value. Non-interest bearing liabilities due in more than one year are reduced to their net present value by deducting interest. The liabilities can be broken down as follows:

		Total EUR 000s	31/12/01 thereof due in more than one Year EUR 000s	Total EUR 000s	31/12/00 thereof due in more than one Year EUR 000s
1.	Liabilities due to banks	66,965	15,806	89,695	16,488

2.	Liabilities due to parent	173,950	—	157,428	—

3.	Trade accounts payable	118,665	—	121,310	—

4.	Accounts due to affiliated companies	2,017	—	346	—

5.	Other liabilities	52,611	—	39,921	—

Total		414,208	15,806	408,700	16,488

        The other liabilities contain not only the social security costs, but also liabilities of EUR 8.5 million for wages and salaries (EUR 6.3 million in prior year), EUR 11.4 million for liabilities from aluminum hedges, EUR 12.5 million in liabilities to customers (EUR 6.7 million in prior year) and EUR 4.6 million for accrued dividend to minority shareholder (EUR 4.6 million in prior year).

        Liabilities due to banks totaling EUR 37.6 million (EUR 22.8 million in the prior year) were secured by Beverage Cans trade accounts receivable in Great Britain, France and Germany.

(29) Contingent liabilities and other financial commitments

        There were no contingent liabilities at December 31, 2001 and 2000.

        Commitments resulting from the purchase orders already placed on the balance sheet date but not yet fulfilled (relating essentially to investment projects) amounted to EUR 1 million and EUR 5 million for the periods ended December 31, 2001 and 2002, respectively.

(30) Financial assets and liabilities

        Financial assets and liabilities are understood to comprise all receivables and payables including financial assets that are not created by trading but rather serve to procure funds for the company or lead to an outflow of funds. As the financial assets at "Beverage Cans" are not intended for sale and do not therefore produce any short-term returns, they are declared in total in the section "Financial assets" of the balance sheet. The remaining financial assets with a term of more than one year are valued at cash value. Adjustments relating to collectibility and valuation are applied to individual trade and other receivables where appropriate. A uniform risk deduction of 2% is applied to the remaining receivables. No risk deduction is applied to the financial liabilities.

        Unrealized losses of EUR 5.0 million (prior year 0.4 million) and profits of EUR 1.7 million (prior year 1.9 million) from the adjustment of payables and receivables to market value in 2001, the greater part of which is due to the translation of loans raised in foreign currencies were posted with affect on net income.

        The following tables provide an insight into the structure of the financial assets and liabilities and the associated exchange rate and other risks.

Trade accounts receivable and other receivables	2001 EUR m	2000 EUR m	Payables (excl. financial liabilities)	2001 EUR m	2000 EUR m
The returns are in
EUR	59.0	66.0	EUR	118.1	94.7

USD	6.5	2.6	USD	9.2	10.3

GBP	15.1	9.4	GBP	33.6	35.8

Rmb/HKD	11.4	7.1	Rmb/HKD	11.0	13.6

PLN	6.3	7.4	PLN	1.4	3.8

CZK	0.0	0.9	CZK	0.0	3.4

	98.3	93.4		173.3	161.6

        The loans from banks and advances from S-L AG are in the following currencies as at the balance sheet date:

Currency	2001 EUR m	2000 EUR m
EUR	200.7	227.4

USD	—	—

GBP	29.7	9.2

Rmb/HKD	10.5	10.5

Total	240.9	247.1

(31) Financial liabilities

        The financial liabilities have the following maturity periods and interest rates (breakdown by liability items):

	31/12/01 EUR m	Average interest rate in percent	31/12/00 EUR m	Average interest rate in percent
Advances from S-L AG
Term up to 1 year	174.0	6.94%	157.4	7.35%
Liabilities due to banks:
With variable interest rates
up to 1 year	49.8	8.9%	72.8	9.50%

1 - 2 years	—	0.00%	—	0.00%

over 2 years	—	0.00%	—	0.00%

With fixed interest rates
up to 1 year	1.3	5.34%	0.4	3.00%

1 - 2 years	1.7	5.37%	1.5	5.31%

over 2 years	14.1	4.85%	15.0	4.90%

Total	240.9		247.1

        An average interest rate of 7.4% was payable on the financial liabilities taken up from banks and S-L AG globally in 2001 (6.2% in prior year).

(32) Derivative instruments

        As part of its risk management strategy, Schmalbach–Lubeca uses derivatives as instruments to manage transactions and control risk levels. The company uses mark-to-market accounting for all derivatives for the periods presented, as a clear assessment of the derivative to the hedged transaction has not been documented.

        All these transactions are performed with a specific group of partners of first class credit standing. The conclusion, posting and monitoring of the transactions are organized separately. Derivatives are subject to constant direct supervision by the treasurer and are the subject of monthly risk reports to the Board of Management.

        The nominal amount is the total of all the buying and selling amounts on which the business transactions are based. The market values relate to the redemption values of the financial derivatives on the balance sheet date. The nominal amounts and market values of the derivative instruments developed as follows:

	Nominal	Market value	Nominal	Market value
	31/12/01		31/12/00
	EUR m	EUR m	EUR m	EUR m
Aluminum hedging	48.0	(0.4)	20.4	(0.3)

Exchange rate hedging	41.1	(0.6)	178.3	0.6

Interest rate hedging	121.6	0.5	113.4	1.0

Total	210.7	(0.5)	312.1	1.3

        In the course of the 2001 business year, 65,100 tonnes of aluminum were purchased in a futures transaction for 2002. These forward purchases were hedged by identical counter-transactions at the end of 2001, simultaneous with the establishment of contractual purchase commitments for sheet aluminum for the year 2002. The losses on these transactions were recognized in the 2001 income statement under mark-to-market accounting. The open aluminum hedging transactions shown in the table for 2001 represent expected transactions hedging 2003 and 2004 expected purchases while the open aluminum hedging transactions shown in the table for 2000 are hedges for expected 2001 purchases.

        The exchange rate hedging transactions primarily relate to hedging the aluminum purchases in USD by the European subsidiaries of S-L AG.

        There were four interest rate hedging instruments deployed by the Group as at 31.12.2001. Interest caps amounting to EUR 50 million secure S-L AG against a rise in money market interest rates above 4.5% until August 2005. A cross currency swap eliminates all the foreign currency risks to a British company resulting from a loan denominated as EUR 6.2 million. Quanto swaps make the short-term EUR interest rates the determining factor for GBP 20 million in place of the short-term GBP interest rates from November 2004 to 2009, without any exchange rate risk. A sold interest option contains the contingent liability of GBP 20 million in funding having to be taken up at a fixed rate of 5.5% between September 2004 and 2009. The premium received has been posted as a liability.

        The valuation of the interest rate derivatives is positive, as no fixed interest rates have been agreed. With this structure, as forecast in the annual report for the previous year, Schmalbach–Lubeca has been able to benefit from falling money market interest rates.

(33) Leasing

        Beverage Cans is a party to leasing agreements for buildings with original terms of between 15 and 25 years. The rents paid by Schmalbach–Lubeca in 2001 totaled EUR 10.1 million, EUR 3.3 million for the four months ended December 31, 2000, EUR 6.5 million for the eight months ended August 31, 2000, and EUR 9.5 million in 1999.

        The agreed future rental and leasing payments from the non-terminable rental and leasing contracts entered into by the balance sheet date were as follows (nominal values):

	31/12/01 EUR m	31/12/00 EUR m
Rental and leasing contracts:
up to 1 year	4.8	5.1

between 1 and 5 years	13.0	14.6

over 5 years	10.7	8.8

Less income from subletting:
up to 1 year	—	0.1

between 1 and 5 years	—	0.3

over 5 years	—	—

Others	—	—

(34) Supplemental Cash Flow Information

	For 12 months ended 31/12/01 EUR m	For 12 months ended 31/12/00 EUR m	For 4 months ended 31/12/00 EUR m	For 8 months ended 08/31/00 EUR m	For 12 months ended 31/21/99 EUR m
Cash flow from interest and dividends received	1.8	2.7	0.4	1.8	1.3

Cash flow from interest and dividends paid	20.0	34.4	13.4	20.0	9.4

Cash paid/(received) for income taxes	20.1	45.3	25.2	20.1	18.7

(35) Reconciliation of significant differences between IAS and United States Generally Accepted Accounting Principles (US GAAP)

        The combined financial statements have been prepared in accordance with IAS, which as applied by Beverage Cans, differs in certain significant respects from US GAAP. The effects of the application of US GAAP to net income and equity are set out in the tables below:

	Notes	For the 12 Months Ended 31/12/01	For the 12 Months Ended 31/12/00	For the 4 Months Ended 31/12/00	For the 8 Months Ended 31/08/00
		(in thousands of Euros)
Net income (loss) reported under IAS		61,531	14,126	(19,918)	34,044

US GAAP adjustments:
Capital leases	a	(100)	(103)	(34)	(69)

Capitalized interest	b	341	851	425	426

Fixed asset impairment charges	c	(20,000)	—	—	—

Depreciation adjustment on impaired assets	c	118	—	—	—

Negative goodwill—amortization adjustment	e	(246)	—	—	—

Negative goodwill—depreciation adjustment	e	156	—	—	—

Deferred taxes on reconciling items	f	6,638	(148)	(50)	(98)

New basis of accounting	g	(12,479)	(9,907)	(9,907)	—

Goodwill impairment	h	—	(5,900)	(5,900)

Net income (loss) reported under US GAAP		35,959	(1,081)	(35,384)	34,303

	Notes	For the 12 months ended 31/12/01	For the 12 months ended 31/12/00	For the 4 months ended 31/12/00	For the 8 months ended 31/08/00
		(in thousands of Euros)
Divisional equity reported under IAS		4,742	(110,909)	(63,678)	(47,231)

US GAAP adjustments:
Capital vs. operating leases—fixed assets	a	2,691	5,741	2,845	2,896

Capital vs. operating leases—debt	a	(3,221)	(6,566)	(3,275)	(3,291)

Capitalized interest—fixed assets	b	1,191	1,277	851	426

Fixed asset impairment charges—fixed assets	c	(19,881)	—	—	—

Negative goodwill	e	4,708	—	—	—

Negative goodwill—fixed assets	e	(7,349)	—	—	—

Deferred taxes on reconciling items	f	8,912	(501)	(275)	(226)

New basis of accounting	g	569,228	581,707	581,707	—

Divisional equity reported under US GAAP		561,021	470,749	518,175	(47,426)
(a)
Capital leases

        Under IAS, lease costs are accounted for in accordance with IAS 17, "Leases." For purposes of US GAAP, leases are accounted for in accordance with SFAS No. 13 "Accounting for Leases." SFAS No. 13 is more prescriptive than IAS; for example, in order to qualify as an operating lease rather than a finance lease, under US GAAP, the lease payments cannot exceed 90% of the original cost of the asset. Therefore, certain costs permitted to be expensed as lease expense under IAS must be capitalized under US GAAP. The reconciliation reflects the impact of capitalization of certain operating leases under US GAAP.

(b)
Capitalized interest

        IAS 23 "Borrowing Costs" provides the option to companies of capitalizing financing costs. Beverage Cans does not capitalize financing costs. US GAAP requires the capitalization of borrowing costs attributable to the acquisition, construction or production of a qualifying asset. Therefore, certain costs permitted to be accounted for as interest expense under IAS must be capitalized under US GAAP. The effects of the capitalization and depreciation of financing costs related to significant plant and equipment construction projects is reflected in the reconciliation.

(c)
Impairment Losses

        Under IAS 36 "Impairment of Assets" impairment losses are recognized whenever the carrying amount of an asset exceeds its recoverable amount. Under US GAAP, an impairment loss should be recognized under similar circumstances and provisions to IAS 36. However, under US GAAP, after an impairment loss is recognized, the reduced carrying value of the asset shall be accounted for as its new cost and restoration of previously recognized impairment losses is not permitted. In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge of EUR 20 million was required for certain operating assets. In the fourth quarter of 2001, events occurred, primarily related to the transactions described in Note 16, which impacted the future expected cash flows of these operating assets such that a restoration of the 2000 impairment loss was required under IAS 36. However, under US GAAP, the restoration of the impairment loss to the carrying value of the property is not permitted. Therefore, the effect of reversing the impairment loss in the IAS statements and the resulting impact on the carrying value and depreciation expense under US GAAP is reflected in the reconciliation.

(d)
Pensions

        Based upon a review by independent appraisors and the provisions of the Beverage Cans pension plans, there were no significant differences in determining the pension expense and related assets and liabilities under IAS and US GAAP. Therefore, the impact on net investment and net income would be the same. Under IAS, Beverage Cans reflects the interest cost element as interest expense, rather than cost of sales. Under US GAAP, the interest cost is included as pension expense and therefore reflected in cost of sales. The reclassification of pension expense to cost of sales from interest expense under US GAAP was EUR 13.4 million for the year ended December 31, 2001, EUR 4.5 million for the four months ended December 31, 2000 and EUR 8.9 million for the eight months ended August 31, 2000. There was no impact on net income.

(e)
Negative goodwill

        Under IAS, when the fair market value of the acquired assets less liabilities exceeds the purchase price, the purchase price allocation results in negative goodwill, and the negative goodwill is amortized over the appropriate period. Under US GAAP, the excess is allocated as a reduction of non-current assets. The reconciliation reflects the reduction of the carrying value of plant machinery and equipment to eliminate the negative goodwill recorded under IAS and reflects the impact on net income due to the difference in depreciation of the plant and machinery versus the amortization under IAS of the negative goodwill.

(f)
Deferred Taxes

        Deferred taxes have been provided on all adjustments at the applicable local country rate to which the adjustment applies.

(g)
New Basis of Accounting

        Prior to June 19, 2000, S-L AG was owned 59.8% by VIAG. On June 19, 2000, VIAG merged with VEBA to form what is now E.ON AG. In preparation for a potential investment by Allianz in S-L AG, E.ON AG contributed its investment in S-L AG to AVP. On September 4, 2000, Allianz acquired 51% of AVP through an investment in newly issued capital. Also on September 4, 2000, all but the remaining 2.7% external shareholders S-L AG at that time tendered their S-L AG shares to AVP. As a result of these transactions, AVP owned 97.3% of S-L AG.

        Under rules and regulations promulgated by the Securities and Exchange Commission, because the cumulative percentage of S-L AG acquired by AVP after the September 4, 2000, acquisition exceeded 95%, the Beverage Cans combined financial statements should be reflected as of the end of August 2000 on a "push down" accounting basis. Therefore, a new basis of accounting was established for periods subsequent to August 31, 2000, reflecting the fair values of acquired assets and liabilities.

        The consideration allocated to the beverage can operations from the consideration for the acquisition of 97.3% of S-L AG was EUR 591.6 million. This purchase price was allocated to the assets and liabilities of Beverage Cans based on the respective fair market values as follows:

	Historical Cost (EUR 000's)	Fair Value (EUR 000's)	Useful Life (years)
Intangible assets	6,100	35,562	5 - 7.3
Goodwill	110,646	602,846
Property, plant and equipment	335,596	452,800	2 - 26
Shares in associated companies	18,776	18,776
Other financial assets	65,178	65,178
Inventories	83,892	90,165
Accounts receivable, trade	98,969	98,969
Other receivables and assets	31,255	31,255
Liquid funds	21,730	21,730
Other prepaid assets	1,002	1,002
Pension reserves and accruals for similar obligations	(248,996)	(248,996)
Current and deferred taxes	172	(53,353)
Other reserves and accrued liabilities	(58,919)	(58,919)
Liabilities due to banks and bonds	(154,542)	(154,542)
Related party loans	(139,965)	(139,965)
Other liabilities	(64,918)	(64,918)
Accounts payable, trade	(115,116)	(115,116)
Deferred income	(10,777)	(10,777)
Minority interests	(23,243)	(23,243)

	(43,160)	548,454

        As a result of the new basis of accounting, net assets were increased and additional charges are reflected in the reconciliation from IAS to US GAAP. The new basis of accounting is reflected in all periods subsequent to August 31, 2000. The pro forma impact on net income as if the transaction had occurred on January 1, 1999 related to the new basis of accounting for the eight-month period ended August 31, 2000 and December 31, 1999 consisted of the effects of depreciation of fixed assets and the amortization of goodwill and intangible assets. The impact related to depreciation and amortization resulted in a reduction of net income, after applicable taxes, of EUR 8.6 million and EUR 12.8 million, for the period ended August 31, 2000 and December 31, 1999, respectively. There was no other impact to the income statement as a result of the new basis of accounting.

(h)
Goodwill impairment

        In the four months ended December 31, 2000, an impairment charge under IAS 36 was recorded for EUR 10.8 million to write-off the goodwill related to Beverage Can's China investment. A charge for US GAAP under FASB 121 was also appropriate. However, under IAS 22, prior to amendment in 1995, there was additional goodwill related to China that was offset against equity. Under US GAAP, goodwill cannot be offset against equity, so this goodwill would also have been impaired in 2000 under US GAAP. Therefore, an additional charge of EUR 5.9 million is required for US GAAP purposes for the four months ended December 31, 2000.

(i)
New US accounting standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS No. 141"). FAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill and requires that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. The statement supercedes APB No 16 "Business Combinations."

        In July 2001, the FASB issued FAS No. 142, "Goodwill and other intangible assets" ("FAS No. 142"). The statement will be effective for the years beginning after December 15, 2001, and may not be retroactively applied to the financial statements of prior periods. FAS No. 142 requires that goodwill, including previously existing goodwill, and intangible assets with indefinite lives will no longer be amortized but should be tested for impairment annually. Goodwill and intangible assets with indefinite lives will no longer be tested for impairment under FAS No. 121. Beverage Cans is in the process of assessing the impact of this statement on its operating results and the financial position. No transition adjustment has been provided as the required impairment tests for the adoption of FAS No. 142 have been performed and we have determined that no impairment exists at this time.

        In July 2001, the FASB issued FAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." This standard will be effective for Beverage Cans for the year ending December 31, 2003. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets be capitalized into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance provided by the standard. We have not yet quantified the impact that adoption of SFAS No. 143 will have on our results of operations and financial position.

        In October 2001, the FASB issued FAS No. 144, "Accounting for the impairment or disposal of long lived assets" ("FAS No. 144"). This standard will be effective for Beverage Cans for the years beginning after December 15, 2001. FAS No. 144 supercedes FAS No. 121 and APB 30. FAS No. 144 applies to all long-lived assets, including discontinued operations. The standard develops one accounting model for long-lived assets that are to be disposed of by sale. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. Beverage Cans is in the process of assessing the impact of this statement on the operating results and the financial position.

        In April 2002, the FASB issued FAS No. 145, "Rescission of FASB Statement Nos. 4, 44 and 64, amendment of FASB Statement No. 12, and "Technical Corrections" ("FAS No. 145"). FAS No. 145 is effective for fiscal years beginning and certain transactions entered into after May 15, 2002. The issues and amendments addressed by FAS No. 145 are not expected to have a material effect on the financial position or results of operations of the Beverage Cans.

        In June 2002, the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS No. 146"). FAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities (excluding an entity newly acquired in a business combination), often referred to as "restructuring costs", and nullifies prior accounting guidance with respect to such costs. This Statement will spread out the reporting of expenses related to restructurings initiated after 2002, because a commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a liability for the anticipated costs. The provisions of FAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, with no retroactive restatement allowed. Beverage Cans is unable to determine at this time whether these costs will be incurred or whether they will be material to its results of operations or financial position.

(36) Subsequent events

        On September 30, 2002, one of our subsidiaries in Poland received a tax assessment relating to corporate income tax for the year 1996. Beverage Cans was granted a tax holiday by the Polish authorities in 1995, provided that it met certain conditions which included complying with environmental regulations and achieving certain export sales ratios. The tax assessment challenges many aspects of the subsidiary's business, including whether it had met the environmental requirements contained in the tax holiday. The assessment also questioned the appropriateness of transfer pricing policies between the subsidiary and related companies within the group, which could impact export sales ratios contained in the tax holiday. If the challenge by the tax authority is successful, we may be liable for corporate income tax on profits generated in Poland for the period from 1996 onwards together with late payment interest. We presently estimate that the potential liability amounts to EUR 15 million to EUR 27 million for which no provision has been made. We have submitted an appeal against the tax assessment, which is currently being considered by the authorities. At this time, Beverage Cans believes that it is not probable that the liability will be incurred.

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  Exhibit 99.1
Schmalbach–Lubeca Beverage Cans Combined Statements of Income (in thousands of Euros)
Schmalbach–Lubeca Beverage Cans Combined Balance Sheet (in thousands of Euros)
Schmalbach–Lubeca Beverage Cans Development of Divisional Equity (in thousands of Euros)
Schmalbach–Lubeca Beverage Cans Combined Statements of Cash Flows (in thousands of Euros)
Schmalbach–Lubeca Beverage Cans Notes to the Combined Financial Statements